      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON       , 1995
                                                       REGISTRATION NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ----------------
                                    FORM S-3
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                              KELSEY-HAYES COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                DELAWARE                               38-3084488
    (STATE OR OTHER JURISDICTION OF                 (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)                IDENTIFICATION NO.)
                               11878 HUBBARD ROAD
                            LIVONIA, MICHIGAN 48150
                                 (313) 513-5000
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ----------------
                               VARITY CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                DELAWARE                               22-3091314
    (STATE OR OTHER JURISDICTION OF                 (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)               IDENTIFICATION NO.)
                              672 DELAWARE AVENUE
                            BUFFALO, NEW YORK 14209
                                 (716) 888-8000
        (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ----------------
                            KENNETH L. WALKER, ESQ.
                               VARITY CORPORATION
                              672 DELAWARE AVENUE
                           BUFFALO, NEW YORK 14209
                                (716) 888-8000
          (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                               ----------------
                                   COPIES TO:
         ROBERT USADI, ESQ.                       EMANUEL S. CHERNEY, ESQ.
      CAHILL GORDON & REINDEL                      ANDREWS & KURTH L.L.P.
          80 PINE STREET                            425 LEXINGTON AVENUE
        NEW YORK, NY 10005                           NEW YORK, NY 11007
          (212) 701-3000                               (212) 850-2800
                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
                               ----------------
                        CALCULATION OF REGISTRATION FEE

========================================================================================
 TITLE OF EACH CLASS OF      AMOUNT     PROPOSED MAXIMUM  PROPOSED MAXIMUM   AMOUNT OF
    SECURITIES BEING          TO BE      OFFERING PRICE  AGGREGATE OFFERING REGISTRATION
       REGISTERED         REGISTERED(1)   PER UNIT(2)         PRICE(2)          FEE
- ----------------------------------------------------------------------------------------
Debt Securities.........  $100,000,000        100%          $100,000,000     $34,482.76
- ----------------------------------------------------------------------------------------
Guarantees of Debt Secu-
 rities(3)..............       N/A            N/A               N/A             N/A
========================================================================================

(1) Or, if any securities are issued with original issue discount, such greater amount as shall result in an initial aggregate offering price of
    $100,000,000.
(2) Estimated solely for the purpose of calculating the registration fee.
(3) No additional registration fee is payable in respect of the registration of the Guarantees.
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.
                 SUBJECT TO COMPLETION, DATED JANUARY 23, 1995

PROSPECTUS

                              KELSEY-HAYES COMPANY
                                DEBT SECURITIES

             Guaranteed as to Payment of Principal and Interest by

                               VARITY CORPORATION

                                  -----------
                               VARITY CORPORATION
                                DEBT SECURITIES

                                  -----------

  Kelsey-Hayes Company ("Kelsey-Hayes" or the "Issuer") and/or Varity Corporation ("Varity" or the "Company" or the "Issuer" and together with Kelsey-Hayes, the "Issuers") may offer from time to time pursuant to this Prospectus, in one or more series, up to $100,000,000 aggregate principal amount of their respective unsecured debt securities which may be either senior debentures, notes, bonds and/or other evidences of indebtedness ("Senior Securities") or subordinated debentures, notes, bonds and/or other evidences of indebtedness ("Subordinated Securities") in amounts, at prices and upon terms to be determined in light of market conditions at the time of sale. The Senior Securities and the Subordinated Securities are collectively referred to herein as the "Securities". The Issuer of each issue of Securities will be identified in a supplement hereto.

  The Senior Securities will rank equally with all other unsubordinated and unsecured indebtedness of the applicable Issuer and the Subordinated Securities will be subordinated to all existing and future senior indebtedness of the applicable Issuer in the manner and to the extent described herein.

  Varity (sometimes referred to herein as the "Guarantor"), Kelsey-Hayes' indirect parent, will unconditionally guarantee payment of the principal of and interest on the Kelsey-Hayes Securities. The guarantee of the Kelsey-Hayes Securities will rank equally with all other unsubordinated and unsecured indebtedness of Varity, but will be effectively subordinated to all liabilities, including trade payables, of subsidiaries of Varity.

  The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in one or more supplements to this Prospectus (each, a "Prospectus Supplement"), that, among other things, will set forth the aggregate principal amount, maturity or maturities, rate (or method for determining the rate) and time of payment of interest, any redemption provisions, initial public offering price, proceeds to the Issuer and any other specific terms in connection with the offering and sale of a series of Securities.

  The Prospectus Supplement will also contain information, where applicable, about certain U.S. federal income tax, accounting and other considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

                                  -----------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE  COMMISSION  OR   ANY  STATE  SECURITIES  COMMISSION   NOR  HAS  THE
  COMMISSION OR ANY  STATE SECURITIES COMMISSION PASSED  UPON THE ACCURACY OR
   ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

  The Securities may be sold directly by the Issuer, or through agents designated from time to time, or through underwriters or dealers. If any agents of the Issuer or any underwriters are involved in the sale of the Securities, the names of such agents or underwriters and any applicable fees, commissions or discounts and the net proceeds to the Issuer (if other than as described herein) from such sale will be set forth in a Prospectus Supplement. See "Plan of Distribution."

                  THE DATE OF THIS PROSPECTUS IS       , 1995

  NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY KELSEY-HAYES, VARITY OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF KELSEY-HAYES OR VARITY SINCE SUCH DATE.

                             AVAILABLE INFORMATION

  Varity is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices, 7 World Trade Center, New York, New York 10048, and Suite 140, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Such material is also available for inspection at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

  Kelsey-Hayes and Varity have filed a Registration Statement on Form S-3 with the SEC under the Securities Act of 1933, as amended, with respect to the Debt Securities offered hereby. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. For further information, reference is made to the Registration Statement and the exhibits thereto, which may be inspected without charge at the office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of which may be obtained from the SEC at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents previously filed by Varity with the SEC are hereby incorporated by reference herein:

    1. Varity's Annual Report on Form 10-K for the fiscal year ended January 31, 1994 ("fiscal 1993").

    2. Varity's Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 1994 (the "April 1994 10-Q").

    3. Varity's Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 1994 (the "July 1994 10-Q").

    4. Varity's Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 1994 (the "October 1994 10-Q").

    5. Varity's Current Report on Form 8-K dated July 13, 1994.

    6. All documents filed by Varity with the SEC pursuant to Section 13(a), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering of Debt Securities shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

  Any statement contained herein or contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which is also deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

  Varity hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been incorporated in this Prospectus by reference (other than exhibits to such documents). Requests should be made to the Secretary, Varity Corporation, 672 Delaware Avenue, Buffalo, New York 14209, telephone number (716) 888-8000.

                                  THE COMPANY

  General. Varity, founded in 1847, together with its subsidiaries, is a major international industrial company with core manufacturing and distribution businesses in automotive components and diesel engines. Varity conducts and manages its businesses principally under two separate operating groups: the Automotive Products Group and the Engines Group. Varity's products are marketed in more than 160 countries. Through a series of transactions completed between January, 1992 and June, 1994, Varity sold its worldwide Massey Ferguson farm machinery business to AGCO Corporation.

  The Automotive Products Group. The Automotive Products Group is a leading producer of brake components for passenger cars and light trucks through Kelsey-Hayes Company ("Kelsey-Hayes") and engineered brake and wheel products for medium and heavy trucks and trailers through Dayton Walther Corporation. The most significant automotive products manufactured and marketed by Kelsey-Hayes are anti-lock braking systems ("ABS"), disc and drum brakes, disc brake rotors, hubs and drums for passenger cars and light trucks. Kelsey-Hayes is one of the leaders in the production of ABS, supplying both two-wheel and four-wheel systems. Kelsey-Hayes is the leading manufacturer of two-wheel ABS in North America for light trucks. Kelsey-Hayes has been successful in developing new ABS products for both light trucks and passenger cars and has introduced a new generation of four-wheel ABS that is compatible with virtually any size passenger car or light truck and any brake configuration. In order to meet increased ABS demand, Varity recently completed construction of new plants in Fowlerville, Michigan and Heerlen, The Netherlands. Production at the Fowlerville, Michigan plant has commenced and production at the Heerlen, The Netherlands plant is scheduled to commence in the first quarter of 1995. In addition, Varity believes that Kelsey-Hayes is a leader in the production of foundation (conventional) brakes, and benefits from its strategic position as a major supplier of both ABS and foundation brakes for light trucks, vans and sport utility vehicles. North American production of these vehicles increased 15% in fiscal 1993.

  Varity owns, through a subsidiary, 46.3% of the outstanding common stock of Hayes Wheels International, Inc. ("Hayes Wheels"), which Varity believes is the largest supplier of cast aluminum wheels in Europe, the second largest supplier of cast aluminum wheels in North America and the largest independent supplier of fabricated steel wheels in North America. Varity believes that its ownership interest in Hayes Wheels is an important and continuing element of the Automotive Products Group. Prior to December 1992, Varity owned 100% of the outstanding common stock of Hayes-Wheels and references to Kelsey-Hayes prior to December 1992 include all of the operations of Hayes Wheels' business. In fiscal 1993, the Automotive Products Group accounted for approximately 63% of Varity's consolidated total sales and revenues.

  The Engines Group. The Engines Group, together with its associate companies and licensees, is one of the leading producers of diesel engines other than those used as original equipment in passenger cars. Based in the United Kingdom, the Engines Group designs, produces and markets a comprehensive array of multi-cylinder water-cooled diesel engines and adapts its basic engine designs to meet the specific requirements of its diverse customer base. As a result, the Engines Group's engines are used as original equipment in virtually every application for which diesel engines are suitable, including agricultural tractors, industrial and construction machinery, material handling equipment, generators, passenger cars, trucks, vans, buses and other commercial vehicles, pleasure and commercial boats, armored personnel carriers and battle tanks. In fiscal 1993, 10% of the Engines Group's sales were to the Massey Ferguson group. Perkins Group Limited and the Engines Group will continue to supply AGCO Corporation, the company that acquired the Massey Ferguson group, pursuant to a long term supply contract expiring in 2003. In fiscal 1993, the Engines Group accounted for approximately 35% of consolidated total sales and revenues.

  Varity's principal executive office is located at 672 Delaware Avenue, Buffalo, New York 14209, telephone number (716) 888-8000. Kelsey-Hayes' principal executive office is located at 11878 Hubbard Road, Livonia, Michigan 48150, telephone number (313) 513-5000.

                                USE OF PROCEEDS

  Unless otherwise indicated in an accompanying Prospectus Supplement, the applicable Issuer intends to use the net proceeds from the sale of the Securities for its general corporate purposes which may include the declaration of a dividend by Kelsey-Hayes to Varity or the repayment of intercompany debt, including repayments to Varity. Any proceeds paid to Varity will be used by Varity for its general corporate purposes. Pending ultimate application, the net proceeds may be used to make short-term investments or reduce short-term borrowings.

                      SELECTED CONSOLIDATED FINANCIAL DATA

  The following unaudited selected consolidated financial data should be read in conjunction with the consolidated financial statements and the notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1994 (the "1994 10-K") and the Company's quarterly reports on Form 10-Q for the quarters ended April 30, 1994, July 31, 1994 and October 31, 1994. As a result of the June 1994 sale of the Company's worldwide Massey Ferguson farm machinery business to AGCO Corporation, financial data for all periods prior to October 31, 1994, have been restated to present the farm equipment segment as a discontinued operation. The net assets of the discontinued operation have been classified as current assets for all periods subsequent to January 31, 1993. The unaudited selected consolidated financial data for the nine months ended October 31, 1993 and 1994, contain, in the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary to present fairly the consolidated financial position and consolidated results of operations of the Company for those periods. Results of operations for the nine months ended October 31, 1994, are not necessarily indicative of results anticipated for the entire year.

                                                                             NINE MONTHS ENDED
                                    YEAR ENDED JANUARY 31,                      OCTOBER 31,
                         -------------------------------------------------   -------------------
                         1990(1)     1991      1992     1993(2)   1994(2)      1993       1994
                         --------  --------  --------   --------  --------   --------   --------
                                    (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                    (NOT COVERED BY INDEPENDENT AUDITORS' REPORTS)
INCOME STATEMENT DATA:
 Total sales and reve-
  nues.................. $1,098.1  $2,232.2  $2,037.1   $2,233.9  $1,827.4   $1,341.2   $1,628.2
 Cost of goods sold.....    884.0   1,811.6   1,713.8    1,836.6   1,514.9    1,111.8    1,339.1
 Marketing, general and
  administration........    116.5     183.7     171.2      192.5     150.3      109.7      125.2
 Engineering and product
  development...........     20.6      63.9      60.6       64.0      65.5       49.3       63.0
 Interest, net..........     40.3      93.5     100.9       99.1      32.0       23.6       16.1
 Exchange (gains) loss-
  es....................      6.7       0.7       9.6        5.6      (1.6)       (.4)      (1.0)
 Other (income) expense,
  net...................    (12.2)     (4.2)      2.2       (5.4)     (2.9)       (.2)        .2
 Losses on sales of
  businesses and other
  restructuring
  charges(3)............      --        7.8      63.8        --        --         --         --
 Non-recurring (gain)
  charge(4).............      --       15.5       --       (17.3)      --         --         --
                         --------  --------  --------   --------  --------   --------   --------
 Income (loss) before
  income taxes, earnings
  of associated compa-
  nies, discontinued op-
  eration, extraordinary
  loss and cumulative
  effect of changes in
  accounting principles.     42.2      59.7     (85.0)      58.8      69.2       47.4       85.6
 Income tax provision...    (18.7)    (18.4)    (10.5)      (9.9)    (11.6)      (8.1)     (15.3)
                         --------  --------  --------   --------  --------   --------   --------
 Income (loss) before
  earnings of associated
  companies, discontin-
  ued operation, ex-
  traordinary loss and
  cumulative effect of
  changes in accounting
  principles............     23.5      41.3     (95.5)      48.9      57.6       39.3       70.3
 Equity in earnings of
  associated companies..      --        --        --         0.6      11.5        7.8       10.2
                         --------  --------  --------   --------  --------   --------   --------
 Income (loss) before
  discontinued opera-
  tion, extraordinary
  loss and cumulative
  effect of changes in
  accounting principles.     23.5      41.3     (95.5)      49.5      69.1       47.1       80.5
 Earnings (loss) from
  discontinued opera-
  tion..................     70.8      53.1     (82.5)     (16.1)      7.2        2.2        4.4
 Gain on sale of discon-      --        --        --         --        --         --        23.2
  tinued operation...... --------  --------  --------   --------  --------   --------   --------
 Income (loss) before
  extraordinary loss and
  cumulative effect of
  changes in accounting
  principles............     94.3      94.4    (178.0)      33.4      76.3       49.3      108.1
 Extraordinary loss(5)..      --        --        --        (6.4)     (1.7)      (1.7)       --
 Cumulative effect of
  changes in accounting
  principles............      --        --        --         --     (146.1)    (146.1)       --
                         --------  --------  --------   --------  --------   --------   --------
 Net income (loss)...... $   94.3  $   94.4  $ (178.0)  $   27.0  $  (71.5)  $  (98.5)  $  108.1
                         ========  ========  ========   ========  ========   ========   ========
PER SHARE DATA:
 Income (loss) before
  discontinued opera-
  tion, extraordinary
  loss and cumulative
  effect of changes in
  accounting principles:
  Primary............... $   0.25  $   0.93    $(4.57)  $   1.18  $   1.60   $   1.09   $   1.78
  Fully diluted......... $   0.25* $   0.93*   $(4.57)* $   1.17  $   1.56   $   1.08   $   1.78
 Net income (loss):
  Primary............... $   3.57  $   3.06    $(7.87)  $   0.32    $(2.23)    $(3.17)  $   2.40
  Fully diluted......... $   3.11  $   2.77    $(7.87)* $   0.32    $(2.23)*   $(3.17)* $   2.40
OTHER DATA:
 Capital expenditures... $   43.7  $   98.1  $   97.5   $   88.9  $  135.8   $   86.9   $  121.3
 Depreciation and amor-
  tization.............. $   52.7  $   85.3  $   92.2   $   99.4  $   65.4   $   49.0   $   56.3
 Ratio of earnings to
  fixed charges(6)......    1.77x     1.48x       --       1.53x     2.60x      2.43x      4.52x
BALANCE SHEET DATA (AT
 PERIOD END):
 Current assets......... $1,003.5  $  903.9  $  815.2   $  617.5  $  807.3   $  740.2   $  814.4
 Fixed assets........... $  765.1  $  809.2  $  810.0   $  515.6  $  522.2   $  493.6   $  612.4
 Total assets........... $2,731.3  $2,756.4  $2,521.4   $1,804.8  $1,759.6   $1,666.4   $1,887.2
 Current liabilities.... $  835.1  $  998.5  $  933.6   $  663.4  $  563.7   $  510.5   $  570.9
 Long-term debt......... $  805.3  $  609.3  $  717.2   $  305.2  $  185.5   $  228.8   $  163.7
 Stockholders' equi-
  ty(7)................. $  618.0  $  720.0  $  495.1   $  548.5  $  630.7   $  577.8   $  811.2

- -------
 *Anti-dilutive.
                                                   (footnotes on following page)

(1) Financial data reported for the fiscal year ended January 31, 1990 (fiscal
    1989), and thereafter reflect the acquisition of K-H Corporation effective November 30, 1989.

(2) Financial data as of January 31, 1993, and for the fiscal year ended January 31, 1994 (fiscal 1993), are not readily comparable to the financial data for the same periods of the prior year as a result of the Company's disposition in the fourth quarter of the fiscal year ended January 31, 1993 (fiscal 1992), of Hayes Wheels, which is no longer included in the Company's consolidated results, as is described in Note 15 of the Notes to Consolidated Financial Statements for fiscal 1993.

(3) Losses on sales of businesses and other restructuring charges of $7.8 million and $63.8 million in the fiscal years ended January 31, 1991 (fiscal 1990), and January 31, 1992, respectively, relate primarily to provisions for employment reductions and anticipated losses on the divestment of certain non-core businesses.

(4) The non-recurring charge for fiscal 1990 and gain for fiscal 1992 are described in Note 4 of the Notes to Consolidated Financial Statements for fiscal 1992.

(5) The extraordinary losses in fiscal 1992, fiscal 1993 and for the nine months ended October 31, 1993, relate to the early extinguishment of debt as described in Note 10(d) and 10(h) of the Notes to Consolidated Financial Statements for fiscal 1993.

(6) For purposes of calculating the ratio of earnings to fixed charges, "earnings" are computed by adding the net earnings from continuing operations, the provision for income taxes and fixed charges. "Fixed charges" consist of interest expense and a portion of operating lease rent expense deemed to be representative of interest. Earnings for the fiscal year ended January 31, 1992 were insufficient to cover fixed charges by $85,000,000; however, adjusted to eliminate depreciation and amortization, such earnings would have exceeded fixed charges by $7,000,000.

(7) No dividends on the Common Stock were paid during the periods presented.

                         DESCRIPTION OF DEBT SECURITIES

  The following description of the terms of the Securities sets forth certain general terms and provisions of the Securities to which any Prospectus Supplement may relate. The particular terms and provisions of any series of Securities offered by any Prospectus Supplement (the "Offered Securities") and the extent to which such general provisions may apply to the Offered Securities will be described in a Prospectus Supplement relating to such Offered Securities.

  The Senior Securities, consisting of notes, debentures, bonds or other evidences of indebtedness (the "Senior Securities"), will constitute unsecured senior obligations of the applicable Issuer and the Subordinated Securities, consisting of notes, debentures, bonds or other evidences of indebtedness (the "Subordinated Securities" and, together with the Senior Securities, the "Securities"), will constitute unsecured subordinated obligations of the applicable Issuer. The Senior Securities to be issued by Kelsey-Hayes will be issued under an Indenture (the "K-H Senior Indenture") executed by Kelsey-Hayes, Varity and Manufacturers and Traders Trust Company (the "Senior Trustee") and the Subordinated Securities to be issued by Kelsey-Hayes will be issued under an Indenture (the "K-H Subordinated Indenture" and, together with the K-H Senior Indenture, the "K-H Indentures") executed by Kelsey-Hayes, Varity and Manufacturers and Traders Trust Company (the "Subordinated Trustee" and, together with the Senior Trustee, the "Trustees"). The Senior Securities to be issued by Varity will be issued under an Indenture (the "Varity Senior Indenture") executed by Varity and the Senior Trustee and the Subordinated Securities to be issued by Varity will be issued under an Indenture (the "Varity Subordinated Indenture" and, together with the Varity Senior Indenture, the "Varity Indentures") executed by Varity and the Subordinated Trustee. The K-H Indentures and the Varity Indentures are collectively referred to herein as the "Indentures." The Securities to be issued by Kelsey-Hayes are sometimes referred to herein as the "Kelsey-Hayes Securities" and the Securities to be issued by Varity are sometimes referred to herein as the "Varity Securities."

  The terms of the Securities include those stated in the relevant Indenture and those made part of such Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), and holders of the Securities are referred to the relevant Indenture and the Trust Indenture Act for a statement thereof. A copy of the form of each Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions of the Securities and the Indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Securities and the Indenture, including the definitions therein of certain terms that are not otherwise defined in this Prospectus. Wherever particular provisions or defined terms of the Indentures are referred to, such provisions or defined terms are incorporated herein by reference.

GENERAL

  The Indentures provide that Securities may be issued thereunder from time to time as a single series or in two or more separate series up to the aggregate principal amount from time to time authorized by the applicable Issuer for each series. The applicable Issuer and the particular terms of each series of Securities offered by a Prospectus Supplement or Prospectus Supplements will be described in such Prospectus Supplement or Prospectus Supplements.

  The applicable Prospectus Supplement or Prospectus Supplements will describe, among other things, the following terms of the Offered Securities, if applicable to such Offered Securities; (i) the title of the Offered Securities;
(ii) the aggregate principal amount of the Offered Securities; (iii) the price or prices (expressed as a percentage of the principal amount thereof) at which the Offered Securities will be issued; (iv) the date or dates (which may be fixed or extendible) on which the principal of the Offered Securities is payable or the method of determination thereof; (v) the rate or rates (which may be fixed or variable) at which the Offered Securities will bear interest, if any, and the date or dates from which such interest, if any, will accrue;
(vi) the interest payment dates, if any, on which any interest on the Offered Securities will be payable, and the regular record date for any interest payable on any Offered Securities; (vii) the right or obligation, if any, of the applicable Issuer to redeem or purchase the Offered Securities pursuant to any optional redemption, sinking fund or analogous provisions or at the option of the holder thereof or otherwise, the conditions, if any, giving rise to such right or obligation, and the period or periods within which, and the price or prices at which and the terms and conditions upon which the Offered Securities shall be redeemed or purchased, in whole or in part, and any provisions for the remarketing of such Offered Securities; (viii) if the amount of payments of principal of, premium, if any, and interest, if any, on the Offered Securities is to be determined by reference to an index, formula or other method, the manner in which such amounts are to be determined and the calculation agent, if any, with respect thereto; (ix) if other than the principal amount thereof, the portion of the principal amount of the Offered Securities that will be payable upon declaration of acceleration of the maturity thereof pursuant to an Event of Default; (x) any listing of the Offered Securities on a securities exchange;
(xi) any covenants of Kelsey-Hayes or Varity applicable to the Offered Securities in addition to those described in this Prospectus; (xii) any Events of Default applicable to the Offered Securities in addition to the Events of Default described in this Prospectus; (xiii) any provision for defeasance, if different from those described in this Prospectus; (xiv) whether such Securities are to be represented in whole or in part by a Security in global form and, if so, the identity of the depositary ("Depositary") for any global Security; and (xv) any other material terms of the Offered Securities, which terms may modify or delete any provision of the relevant Indenture as it relates to the Offered Securities.

  If so provided in the applicable Prospectus Supplement, Securities may be issued as original issue discount securities, which are securities sold at a discount below their principal amount. Certain United States federal income tax considerations and other special considerations applicable to Securities, if any, issued with original issue discount may be described in the applicable Prospectus Supplement.

GLOBAL SECURITIES

  The registered Securities of a series may be issued in the form of one or more fully registered global Securities (a "Global Security") that will be deposited with a depositary (a "Depositary") identified in the Prospectus Supplement relating to such series or with a nominee for a Depositary and registered in the name of the Depositary or a nominee thereof. In such case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered Securities of the series to be represented by such Global Security or Global Securities. Unless and until it is exchanged in whole or in part for Securities in definitive registered form, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

  The specific terms of the depository arrangement with respect to any portion of a series of Securities to be represented by a Global Security will be described in the Prospectus Supplement relating to such series. The Issuers anticipate that the following provisions will apply to all depository arrangements.

  Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the Depositary for such Global Security. The Depositary for such Global Security will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the Securities represented by such Global Security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of such Securities.

  Ownership of beneficial interests will be effected only through records maintained by the Depositary for such Global Security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in Global Securities.

  So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Securities represented by such Global Security for all purposes under the applicable Indenture. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have the Securities represented by such Global Security registered in their names, and will not receive or be entitled to receive physical delivery of such Securities in definitive form and will not be considered the owners or Holders thereof under the applicable Indenture. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depositary for such Global Security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a Holder under the applicable Indenture. Each Issuer understands that under existing industry practices, if such Issuer requests any action of Holders or if any Holder is entitled to give any consent or take any action under the applicable Indenture, the Depositary for such Global Security would authorize the participants holding Securities of the relevant beneficial owners owning through such participants to give or take such action or would otherwise act upon the instruction of beneficial owners holding through them.

  Payments of principal of, premium, if any, and any interest on Securities represented by a Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Global Security. None of the Issuers, the Guarantor, the Trustees or any other agent of the Issuers or agent of the Trustee will have any responsibility or liability for any aspects of the records relating to or payments made on account of beneficial ownership interests in such Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  Each Issuer expects that the Depositary for any Securities represented by a Global Security, upon receipt of any payment of principal, premium on, if any, or any interest in respect of such Global Security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interest in such Global Security as shown on the records of such Depositary. Each Issuer also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

  If the Depositary for any Securities represented by a Global Security notifies the applicable Issuer that it is at any time unwilling or unable to continue as Depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor Depositary registered as a clearing agency under the Exchange Act is not appointed by the applicable Issuer within 90 days, the applicable Issuer will issue such Securities in definitive form in exchange for such Global Security or Global Securities representing such Securities. Any Securities issued in definitive form in exchange for a Global Security will be registered in such name or names as the Depositary shall instruct the applicable Trustee. It is expected that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of beneficial interests in such Global Security.

RANKING

  Senior Securities. The Senior Securities will be general unsecured obligations of the applicable Issuer and will rank pari passu in right of payment with other unsubordinated and unsecured indebtedness of the applicable Issuer.

  Subordinated Securities. The payment of the principal of, and premium, if any, and interest on the Subordinated Securities will be expressly subordinated to all Senior Indebtedness of the applicable Issuer.

  Upon any distribution to creditors of the applicable Issuer in a liquidation or dissolution of the applicable Issuer or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the applicable Issuer or its property or in an assignment for the benefit of creditors or any marshalling of the assets and liabilities of the applicable
Issuer: (1) holders of Senior Indebtedness shall be entitled to receive payment in full of all Obligations with respect to the Senior Indebtedness (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness, whether or not such interest is an allowable claim in any such proceeding) before holders of Subordinated Securities shall be entitled to receive any payment of any Obligations with respect to the Subordinated Securities; and (2) until all Obligations with respect to Senior Indebtedness (as provided in subsection (1) above) are paid in full, any distribution to which holders of Subordinated Securities would be entitled but for this subordination provision shall be made to holders of Senior Indebtedness, as their interests may appear, except that holders of Subordinated Securities may receive securities that are subordinate to at least the same extent as the Subordinated Securities to Senior Indebtedness.

  The applicable Issuer may not make any payment or distribution to the applicable Subordinated Trustee or any holder of Subordinated Securities in respect of Obligations with respect to the Subordinated Securities and may not acquire from the applicable Subordinated Trustee or any holder of Subordinated Securities any Subordinated Securities for cash or property (other than indebtedness which is subordinated to at least the same extent as the Subordinated Securities to Senior Indebtedness), until all Obligations with respect to the Senior Indebtedness have been paid in full if: (i) there occurs and is continuing a default in the payment of any Obligations with respect to the Senior Indebtedness at the final scheduled maturity thereof or that permits holders of such Senior Indebtedness to accelerate its maturity or the maturity of which has been accelerated; or (ii) there occurs and is continuing an event of default, other than a payment default, on any Senior Indebtedness that permits holders of Senior Indebtedness to accelerate its maturity, and such event of default is the subject of judicial proceedings or the applicable Issuer receives a notice of the default pursuant to the applicable Indenture. If the applicable Issuer receives any such notice, a subsequent notice received within 360 days thereafter relating to Senior Indebtedness or which relates to a default in existence at the date of such prior notice shall not be effective for purposes of the restriction in this paragraph. The applicable Issuer may resume payments on and distributions in respect of the Subordinated Securities and may acquire them when (1) the default is cured or waived or has ceased to exist or such notice has been rescinded or annulled, or (2) in the case of a default referred to in (ii) above, 179 days pass after the applicable Subordinated Trustee receives written notice of such default and the holders of Senior Indebtedness as to which such default relates have not declared such Senior Indebtedness to be immediately due and payable, if the applicable Indenture otherwise permits the payment or acquisition at the time of such payment or acquisition.

  By reason of the subordination provisions described above, in the event of insolvency, funds which would otherwise be payable to holders of Subordinated Securities shall be paid to the holders of Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full. The aggregate principal amount of Senior Indebtedness outstanding for the applicable Issuer as of a recent date will be set forth in the applicable Prospectus Supplement.

  "Senior Indebtedness" means all Indebtedness of the applicable Issuer. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness shall not include (i) any Indebtedness of the applicable Issuer to any of its subsidiaries, or (ii) any Indebtedness created or evidenced pursuant to an instrument that expressly provides that such Indebtedness is not superior in right of payment to the Subordinated Securities.

GUARANTEE

  Varity will unconditionally guarantee (the "Guarantee") to each holder of a Kelsey-Hayes Security issued under either of the K-H Indentures the payment of the principal of, premium, if any, and interest on such Kelsey-Hayes Security when the same becomes due and payable, whether at the stated maturity or by declaration of acceleration, call for redemption or otherwise, according to the terms of such Kelsey-Hayes Security and of the applicable K-H Indenture. In case of the default by Kelsey-Hayes in the payment of any such principal, premium or interest, Varity will punctually make such payment. The obligations of Varity thereunder will be absolute and unconditional. Varity's obligations on the Guarantee will not be discharged as to any such Kelsey-Hayes Security except by payment in full of the principal of, premium, if any, and interest thereon.

  The Guarantee of the Kelsey-Hayes Securities will be unsecured and will rank on a parity with all other unsecured and unsubordinated debt of Varity. At October 31, 1994, the amount of Varity indebtedness which would be pari passu with the guarantee of the Kelsey-Hayes Securities was approximately $28.5 million and there was approximately $223.5 million available under various credit facilities of Varity's subsidiaries which Varity has guaranteed. However, since Varity is a holding company, all of the indebtedness, amounts due trade creditors and other liabilities of Varity's subsidiaries, whether or not guaranteed by Varity, are effectively senior to the guarantees of the Kelsey-Hayes Securities as to assets of a particular subsidiary.

  Although Varity has in the recent past obtained financing directly, through the sale of 5.75 million shares and 4.6 million shares of its common stock in public offerings in December 1992 and June 1993, respectively, as a holding company with no significant manufacturing or sales operations of its own, Varity has historically been dependent primarily on its subsidiaries to meet its cash requirements. However, Varity's ability to obtain cash from its operating subsidiaries is in certain instances restricted by the financial condition, operating requirements and loan agreements of these subsidiaries. These loan agreements do not directly restrict the transfer of funds to Varity; however, such loan agreements contain net worth tests, interest coverage ratio tests and other financial tests which may have the effect of restricting subsidiary dividends.

FORM, EXCHANGE, REGISTRATION AND TRANSFER

  Securities will be issuable in definitive form solely as registered Securities. The Indenture provides that registered Securities of a series may be issuable in global form. See "Global Securities." Unless otherwise indicated in the Prospectus Supplement, registered Securities will be issued in denominations of $1,000 and whole multiples thereof. Registered Securities of any series will be exchangeable for other registered Securities of the same series of authorized denominations and of a like aggregate principal amount, tenor and terms.

  Securities may be presented for exchange as provided above, and registered Securities may be presented for registration of transfer (duly endorsed or accompanied by a satisfactory written instrument of transfer), at the office of the Registrar or at the office of any transfer agent designated by the applicable Issuer for such purpose with respect to such series of Securities, without service charge and upon payment of any taxes and other governmental charges. If the applicable Prospectus Supplement refers to any transfer agent (in addition to the Registrar) initially designated by the applicable Issuer with respect to any series of Securities, the applicable Issuer may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent (or Registrar) acts, except that, if Securities of a series are issuable solely as registered Securities, the applicable Issuer will be required to maintain a transfer agent in each place of payment for such series. Unless otherwise indicated in the Prospectus Supplement, the Trustee under each Indenture will be designated as the Registrar under such Indenture for registered Securities. The applicable Issuer may at any time designate additional transfer agents with respect to any series of Securities.

  The applicable Issuer shall not be required (i) to issue, register the transfer of or exchange Securities of any particular series to be redeemed for a period of 15 days preceding the first publication of the relevant notice of redemption or, if registered Securities are outstanding and there is no publication, the mailing of the relevant notice of redemption, or (ii) to register the transfer of or exchange any registered Security so selected for redemption or exchange in whole or in part, except the unredeemed or unexchanged portion of any registered Security being redeemed or exchanged in part.

PAYMENT AND PAYING AGENTS

  Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and premium, if any, and interest, if any, on registered Securities will be made at the office of such Paying Agent or Paying Agents as the applicable Issuer may designate from time to time, except that at the option of the applicable Issuer payment of principal or interest may be made by check to an account maintained by the payee. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on registered Securities will be made to the person in whose name such Security is registered at the close of business on the regular record date of such interest. Unless otherwise indicated in an applicable Prospectus Supplement, the Trustee under each Indenture will be designated as the applicable Issuer's sole Paying Agent for payment with respect to registered Securities issued under such Indenture. Any other Paying Agent initially designated by the applicable Issuer for the Offered Securities will be named in an applicable Prospectus Supplement.

CERTAIN COVENANTS

  Limitations on Liens. The applicable Issuer will covenant that it will not issue, incur, create, assume or guarantee, and will not permit any Restricted Subsidiary to issue, incur, create, assume or guarantee, any Indebtedness secured by a Lien upon any Principal Property of the applicable Issuer or any Restricted Subsidiary or upon any shares of stock or Indebtedness of any Restricted Subsidiary held by the applicable Issuer (whether such Principal Property, shares or Indebtedness are now existing or owed or hereafter created or acquired) without in any such case effectively providing concurrently with the issuance, incurrence, creation, assumption or guaranty of any such secured Indebtedness, or the grant of a Lien with respect to any such Indebtedness of such Restricted Subsidiary, that the Securities (together with, if the applicable Issuer shall so determine, any other Indebtedness of or guarantee by the applicable Issuer or such Restricted Subsidiary) shall be secured by a Lien ranking equally and ratably with (or, at the option of the applicable Issuer, prior to) such secured debt so long as such other Indebtedness is so secured. The foregoing restriction, however, will not apply to: (a) Liens on property, shares of stock or Indebtedness or other assets of any corporation existing at the time such corporation becomes a Restricted Subsidiary; provided that such Liens are not incurred in anticipation of such corporation becoming a Restricted Subsidiary; (b) Liens on property, shares of stock or Indebtedness existing at the time of acquisition thereof by the applicable Issuer or a Restricted Subsidiary or Liens on property, shares of stock or Indebtedness to secure any Indebtedness for borrowed money incurred prior to, at the time of, or within 270 days after, the latest of the acquisition thereof, or, in the case of property, the completion of construction, the completion of improvements or the commencement of substantial commercial operation of such property, for the purpose of financing all or any part of the purchase price thereof, such construction or the making of such improvements; (c) Liens to secure Indebtedness owing to the applicable Issuer or the Guarantor or to a Restricted Subsidiary; (d) Liens existing at the date of the initial issuance of the Securities of such series; (e) Liens on property of a corporation existing at the time such corporation is merged into or consolidated with the applicable Issuer or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to the applicable Issuer or a Restricted Subsidiary; provided that such Lien was not incurred in anticipation of such merger or consolidation or sale, lease or other disposition; (f) Liens created in connection with a project financed with, and created to secure, a Nonrecourse Obligation; or (g) extensions, renewals or replacements of any Liens permitted by any of the foregoing clauses (a) through (f); provided, however, that any Liens permitted by any of the foregoing clauses (a) through
(f) shall not extend to or cover any property of the applicable Issuer or such Restricted Subsidiary, as the case may be, other than the property specified in such clauses and improvements thereto.

  Limitations on Sale and Lease-Back Transactions. The applicable Issuer will covenant that it will not, nor will it permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction with respect to any Principal Property, other than any such transaction involving a lease for a term of not more than three years or any such transaction between the applicable Issuer and a Restricted Subsidiary or between Restricted Subsidiaries, unless: (a) the applicable Issuer or such Restricted Subsidiary would be entitled to incur Indebtedness secured by a mortgage on the Principal Property involved in such transaction at least equal in amount to the Attributable Debt with respect to such Sale and Lease-Back Transaction, without equally and ratably securing the Securities, pursuant to the limitation in the applicable Indenture on Liens;

or (b) the applicable Issuer shall apply an amount equal to the greater of the net proceeds of such sale or the Attributable Debt with respect to such Sale and Lease-Back Transaction within 270 days of such sale to either (or a combination of) the retirement (other than any mandatory retirement, mandatory prepayment or sinking fund payment or by payment at maturity) of Indebtedness of the applicable Issuer or a Restricted Subsidiary that matures more than twelve months after the creation of such Indebtedness or the purchase, construction or development of other comparable property.

CERTAIN DEFINITIONS

  Set forth below is a summary of certain of the defined terms used the Indentures. Reference is made to the Indentures for the full definition of all such terms.

  "Attributable Debt" when used in connection with a Sale and Lease-Back Transaction involving a Principal Property shall mean, at the time of determination, the lesser of: (a) the fair value of such property (as determined in good faith by the Board of Directors of the applicable Issuer); or (b) the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any renewal term or period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the Securities of each series outstanding pursuant to the applicable Indenture compounded semi-annually. For purposes of the foregoing definition, rent shall not include amounts required to be paid by the lessee, whether or not designated as rent or additional rent, on account of or contingent upon maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the net amount determined assuming no such termination.

  "Indebtedness" means, with respect to any person, without duplication, (i) all obligations for borrowed money, (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) all Capitalized Lease Obligations, (iv) all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable and accrued expenses arising in the ordinary course of business), (v) all fixed unconditional obligations issued or contracted for as payment in consideration of the purchase by such person of the stock or substantially all the assets of another person or a merger or consolidation, (vi) all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction which secure Indebtedness of a person other than the issuer of the letter of credit or the accepting bank, (vii) all obligations of the type referred to in clauses (i) through (vi) of other persons guaranteed by such person to the extent of the guarantee; and (viii) all obligations of the type referred to in clauses (i) through (vii) of other persons which are secured by any Lien on any property or asset of such person, the amount of such obligation being deemed to be the lesser of the value of such property or asset at the time the Lien is created or the amount of the obligation so secured.

  "Material Subsidiary" means, at any particular time, any Subsidiary of any person that (a) accounted for more than 10% of the consolidated revenues of such person and its Subsidiaries on a consolidated basis for the most recently completed fiscal year of such person or (b) was the owner of more than 10% of the consolidated assets of such person and its Subsidiaries on a consolidated basis as at the end of such fiscal year, all as shown on the consolidated financial statements of such person and its Subsidiaries for such fiscal year.

  "Nonrecourse Obligation" means Indebtedness or other obligations substantially related to (i) the acquisition of assets not previously owned by the applicable Issuer or any Restricted Subsidiary or (ii) the financing of a project involving the development or expansion of properties of the applicable Issuer or any

Restricted Subsidiary, as to which the obligee with respect to such Indebtedness or obligation has no recourse to the applicable Issuer or any Restricted Subsidiary or any assets of the applicable Issuer or any Restricted Subsidiary other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

  "Principal Property" shall mean the land, land improvements, buildings and fixtures (to the extent they constitute real property interests) (including any leasehold interest therein) constituting the principal corporate office, any manufacturing plant or any manufacturing facility (whether now owned or hereafter acquired) which: (a) is owned by the applicable Issuer or any of its Subsidiaries; (b) is located within any of the present 50 States of the United States of America (or the District of Columbia); (c) has not been determined in good faith by the Board of Directors of the applicable Issuer not to be materially important to the total business conducted by the applicable Issuer and its Subsidiaries taken as a whole; and (d) has a book value on the date as of which the determination is being made in excess of 1%, in the case of Kelsey-Hayes, or .5%, in the case of Varity, of consolidated total assets of the applicable Issuer as most recently determined on or prior to such date.

  "Restricted Subsidiary" shall mean any Subsidiary of the applicable Issuer which owns any Principal Property.

  "Sale and Lease-Back Transaction" shall mean any sale or transfer by the applicable Issuer or one of its Restricted Subsidiaries of any Principal Property that is being sold or transferred by such person more than 270 days after the acquisition thereof or the completion of construction or commencement of operation thereof, if such sale or transfer is made with the intent of leasing, or as part of an arrangement involving the lease of, such Principal Property to the applicable Issuer or one of its Restricted Subsidiaries.

  "Subsidiary" means, with respect to any person, (i) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such person, by one or more Subsidiaries of such person or by such person and one or more Subsidiaries thereof and (ii) any other person (other than a corporation), including, without limitation, a joint venture, in which such person, one or more Subsidiaries thereof or such person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, have at least a majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other persons performing similar functions).

CONSOLIDATION, MERGER AND SALE OF ASSETS

  The Indentures will provide that neither Kelsey-Hayes or Varity, in the case of the K-H Indentures, nor Varity, in the case of the Varity Indentures, will, in any transaction or series of transactions, merge or consolidate with or into, or sell, assign, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to, any person or persons, unless at the time and after giving effect thereto (i) either (A) Kelsey-Hayes or Varity, as the case may be, shall be the surviving person of such merger or (B) the successor corporation shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, (ii) the successor corporation if other than Kelsey-Hayes or Varity, as the case may be, shall expressly assume by a supplemental indenture executed and delivered to the Trustee under the applicable Indenture, in form satisfactory to such Trustee, all the obligations of Kelsey-Hayes and Varity, in the case of the K-H Indentures, and Varity, in the case of the Varity Indentures, as the case may be, under the applicable Indenture and Securities and Guarantees, as the case may be, issued thereunder, and in each case, such Indenture shall remain in full force and effect and
(iii) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing with respect to Securities of any series under such Indenture.

EVENTS OF DEFAULT

  Under each Indenture, an Event of Default is defined as, with respect to each series of Securities issued under such Indenture individually, any of the following: (i) default in the payment of the principal of or premium, if any, on any of the Securities of such series when due and payable, at maturity, upon redemption or acceleration or otherwise; (ii) default in the payment of an installment of interest on any of the Securities of such series when the same becomes due and payable and any such default continues for a period of 30 days or more; (iii) default in the performance or observance of any other term, covenant or agreement contained in the Securities of such series or the relevant Indenture for the benefit of the holders of Securities of such series (other than a default specified in (i) or (ii) above) for a period of 60 days after the applicable Issuer or the Guarantor, in the case of the Kelsey-Hayes Securities, receives written notice of such failure from the Trustee under such Indenture or the holders of at least 25% in aggregate principal amount of the Securities of such series then outstanding; (iv) default under one or more evidences of Indebtedness of the applicable Issuer, the Guarantor, in the case of the Kelsey-Hayes Securities, or any Material Subsidiary of the Guarantor, in the case of the Kelsey-Hayes Securities, or any Material Subsidiary of the applicable Issuer in a principal amount of $10 million or more individually or $20 million or more in the aggregate (or, in each case, the equivalent thereof in any other currency), and either (a) such Indebtedness is already due and payable in full or (b) such default or defaults have resulted in the acceleration of the maturity of such Indebtedness and such acceleration is not annulled within 30 days after due notice; (v) one or more judgments for the payment of money of $10 million or more individually or $20 million or more in the aggregate (or, in each case, the equivalent thereof in any other currency), shall be entered against the applicable Issuer, the Guarantor, in the case of the Kelsey-Hayes Securities, or any Material Subsidiary of the Guarantor, in the case of the Kelsey-Hayes Securities, or any Material Subsidiary of the applicable Issuer and shall not be discharged or fully bonded and there shall have been a period of 60 days after the date on which any period for appeal has expired and during which a stay of enforcement of such judgment, order or decree shall not be in effect; and (vi) certain events of bankruptcy, insolvency or reorganization relating to the applicable Issuer, the Guarantor, in the case of the Kelsey-Hayes Securities, or any Material Subsidiary of the Guarantor, in the case of the Kelsey-Hayes Securities, or any Material Subsidiary of the applicable Issuer.

  Each Indenture provides that if an Event of Default specified therein (other than an Event of Default specified in clause (vi) of the preceding paragraph with respect to the applicable Issuer or the Guarantor) shall have occurred and be continuing with respect to any series of the Securities issued thereunder, the Trustee under such Indenture or the holders of at least 25% in aggregate principal amount of the outstanding Securities of such series may declare immediately due and payable the unpaid principal amount of the Securities of such series (or, if any of the Securities are original issue discount Securities, such portion of the principal amount of the Securities of such series as may be specified in the terms thereof) and accrued interest, if any, to the date of payment of the Securities of such series. If an Event of Default specified in clause (vi) of the preceding paragraph with respect to the applicable Issuer or the Guarantor occurs with respect to any series of Securities, the amount specified in the previous sentence of this paragraph shall become immediately due and payable without any declaration or other act on the part of the Trustee under the relevant Indenture or any holder of such Securities.

  After a declaration of acceleration under the Indenture in respect of a series of Securities, but before a judgment or decree for payment of the money due has been obtained by the Trustee under such Indenture, the holders of a majority in aggregate outstanding principal amount of such series of Securities, by written notice to the applicable Issuer and such Trustee, may rescind such declaration if (a) the applicable Issuer has paid or deposited with such Trustee a sum sufficient to pay (i) all sums paid or advanced by such Trustee under such Indenture and the reasonable compensation, expenses, disbursements and advances of such Trustee, its agent and counsel, (ii) all overdue interest, if any, on such series of Securities (iii) the principal of and premium, if any, on such series of Securities which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by such series of Securities, and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by such series of Securities which has become due otherwise than by such declaration of acceleration; (b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (c) all Events of Default with respect to such series of Securities, other than the non-payment of principal of, premium, if any, and interest on such series of securities that have become due solely by such declaration of acceleration, have been cured or waived.

  The holders of not less than a majority in aggregate outstanding principal amount of a series of Securities may on behalf of all holders of such series of Securities waive any existing Defaults or Events of Default with respect to such series under the relevant Indenture, except a default in the payment of the principal of, premium, if any, or interest on any Security of such series, or in respect of a covenant or provision which under the relevant Indenture cannot be modified or amended without the consent of the holder of each outstanding Security of such series affected thereby.

  Holders of Securities of any series may not enforce the provisions of the Indenture or the Securities except as provided in the applicable Indenture. Subject to certain provisions concerning the rights of the Trustee under the relevant Indenture, the holders of a majority in aggregate outstanding principal amount of any series of Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to such Trustee, or exercising any trust or power conferred on such Trustee under such Indenture, in respect of such series. Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, or interest, if any, on any series of Securities, the Trustee under the relevant Indenture may withhold the notice to the holders of such series if a committee of its trust officers in good faith determines that withholding the notice is in the interest of such holders.

  Kelsey-Hayes and the Guarantor, in the case of the K-H Indentures, and Varity, in the case of the Varity Indentures, are required to furnish to the Trustee under each Indenture annual statements as to the performance by Kelsey-Hayes and Varity of their respective obligations under such Indentures and as to any default in such performance. Kelsey-Hayes and the Guarantor, in the case of the K-H Indentures, and Varity, in the case of the Varity Indentures, are also required to notify the Trustee under each Indenture within ten days of any event which is, or after notice or lapse of time or both would become, an Event of Default with respect to any series of Securities issued under such Indenture.

DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

  Unless otherwise indicated in a Prospectus Supplement, the applicable Issuer may, at its option and at any time after complying with the conditions specified in the applicable Indenture, terminate its obligations with respect to any series of outstanding Securities ("defeasance"). Such defeasance means that the applicable Issuer shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Securities of such series, except for (i) the rights of holders of such series of outstanding Securities to receive payment in respect of the principal of, premium, if any, and interest on such Securities when such payments are due, (ii) the applicable Issuer's obligations to issue temporary Securities of such series, register the transfer or exchange of any Securities of such series, replace mutilated, destroyed, lost or stolen Securities of such series and maintain an office or agency for payments in respect of the Securities of such series, (iii) the rights, powers, trusts, duties and immunities of the Trustee under the relevant Indenture and (iv) the defeasance provisions of such Indenture. In addition, unless otherwise indicated in a Prospectus Supplement, the applicable Issuer may, at its option and at any time after complying with the conditions specified in the applicable Indenture, elect to terminate its obligations with respect to certain covenants that are set forth in either Indenture or in a Prospectus Supplement, and any omission to comply with such obligation shall not constitute a Default or an Event of Default with respect to such series of Securities ("covenant defeasance").

  In order to exercise either defeasance or covenant defeasance with respect to any series of Securities (i) the applicable Issuer must irrevocably deposit with the Trustee under the relevant Indenture, in trust, for the benefit of the holders of Securities of such series cash, Government Obligations (as defined in such Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Securities of such series to redemption or maturity; (ii) the applicable Issuer shall have delivered to such Trustee an opinion of counsel to the effect that the holders of the outstanding Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred (in the case of defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax laws); (iii) no Default or Event of Default with respect to such series shall have occurred and be continuing on the date of such deposit; (iv) such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the applicable Issuer is a party or by which it is bound; and (v) the applicable Issuer shall have delivered to such Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent under such Indenture to either defeasance or covenant defeasance, as the case may be, have been complied with.

SATISFACTION AND DISCHARGE

  Unless otherwise indicated in a Prospectus Supplement, the provisions of the Indenture applicable to any series of Securities will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of Securities of such series, as expressly provided for in the Indenture or a supplemental indenture) as to all outstanding Securities of such series when (i) either (a) all the Securities of such series theretofore authenticated and delivered (except lost, stolen or destroyed Securities which have been replaced or paid and Securities for whose payment money has theretofore been deposited in trust or segregated and held in trust by the applicable Issuer and thereafter repaid to the applicable Issuer or discharged from such trust) have been delivered to the Trustee under such Indenture for cancellation or (b) all Securities of such series not theretofore delivered to such Trustee for cancellation have become due and payable and the applicable Issuer has irrevocably deposited or caused to be deposited with such Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Securities of such series not theretofore delivered to such Trustee for cancellation, for principal of, premium, if any, and interest on the Securities of such series to the date of deposit together with irrevocable instructions from the applicable Issuer directing such Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (ii) no Default or Event of Default with respect to the applicable Indenture or the Securities of such series shall have occurred and be continuing on the date of such deposit or shall occur as a result thereof and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the applicable Issuer is a party or by which it is bound; (iii) the applicable Issuer has paid all other sums payable under such Indenture by the applicable Issuer; and (iv) the applicable Issuer has delivered to such Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under such Indenture relating to the satisfaction and discharge of such Indenture applicable to Securities of such series have been complied with.

AMENDMENTS AND WAIVERS

  From time to time, the applicable Issuer, when authorized by a resolution of its Board of Directors, and the Trustee under the applicable Indenture may, without the consent of the holders of any outstanding Securities thereunder, amend, waive or supplement such Indenture or the Securities thereunder for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, qualifying, or maintaining the qualification of, such Indenture under the Trust Indenture Act or making any change that does not adversely affect the rights of any holder of Securities thereunder. Other amendments and modifications of the applicable Indenture as it relates to any series of Securities may be made by the applicable Issuer and the relevant Trustee with the consent of the holders of not less than a majority of the aggregate outstanding principal amount of the series of Securities thereunder so affected; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Security thereunder affected thereby, (i) reduce the principal amount or extend the fixed maturity or alter the redemption provisions of any Security thereunder or reduce the principal amount of any outstanding original issue discount Security thereunder that would be due and payable upon declaration of acceleration of maturity thereof; (ii) reduce the percentage in principal amount of outstanding Securities of such series that must consent to an amendment, supplement or waiver or consent to any action under such Indenture or such Security thereunder; (iii) waive a default in payment with respect to any Security thereunder; (iv) reduce the rate or change the time for payment of interest on any Security thereunder; (v) in the case of Subordinated Securities modify or change any provision affecting the subordination of such Subordinated Securities in a manner adverse to the holders of such Securities; (vi) in the case of the K-H Indentures, release the Guarantor from its obligations; or
(vii) make such other changes as may require such consent pursuant to any supplemental indenture.

THE TRUSTEES

  Each Indenture provides that, except during the continuance of an Event of Default, the Trustee thereunder will perform only such duties as are specifically set forth in such Indenture. If an Event of Default under such Indenture has occurred and is continuing, the Trustee thereunder will exercise such rights and powers vested in it under such Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

  Each Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee thereunder, should it become a creditor of Kelsey-Hayes or Varity, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. Each Trustee will be permitted to engage in other transactions; provided, however, that if its acquires any conflicting interest (as defined), it must eliminate such conflict or resign. Manufacturers and Traders Trust Company also serves as trustee for Varity's 11 3/8% Senior Notes due 1998.

GOVERNING LAW

  The Indentures, the Securities and the Guarantees will be governed by the laws of the State of New York, without regard to the principles of conflicts of law.

                              PLAN OF DISTRIBUTION

  Each Issuer may sell Securities in any of the following ways: (1) through underwriters or dealers; (2) directly to one or more purchasers; or (3) through agents. The Prospectus Supplement with respect to the Securities being offered thereby will set forth the terms of the offering of such Securities, including the name or names of any underwriters or agents, the purchase price of such Securities and the proceeds to the Issuer from such sale, any underwriting discounts, commissions and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Securities may be listed. Any underwriter or agent may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, as amended (the "Act").

  If underwriters are used in the sale of Securities, such Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Securities may be offered to the public either through underwriting syndicates (which may be represented by managing underwriters designated by the Issuer), or directly by one or more underwriters acting alone. The obligations of the underwriters to purchase the Securities offered thereby will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such Securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

  The Securities may be sold directly by the applicable Issuer or through agents designated by such Issuer from time to time. The Prospectus Supplement with respect to any Securities sold in this manner will set forth the name of any agent involved in the offer or sale of the Securities as well as any commissions payable by the applicable Issuer to such agent. Unless otherwise indicated in the Prospectus Supplement, any such agent is acting on a best efforts basis for the period of its appointment.

  If dealers are utilized in the sale of any Securities, the applicable Issuer will sell the Securities to the dealers, as principal. Any dealer may then resell the Securities to the public at varying prices to be determined by the dealer at the time of resale. The name of any dealer and the terms of the transaction will be set forth in the Prospectus Supplement with respect to the Securities being offered thereby.

  If so indicated in the Prospectus Supplement, the Issuer of the Securities will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase Securities from the applicable Issuer at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the offered Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject.

  It has not been determined whether any Securities will be listed on a securities exchange. Underwriters will not be obligated to make a market in any Securities. The Company cannot predict the activity of trading in, or liquidity of, any Securities.

  Agents, underwriters and dealers may be entitled, under agreements entered into with Kelsey-Hayes and/or Varity, to indemnification by Kelsey-Hayes and/or Varity against certain civil liabilities, including liabilities under the Act or to contribution with respect to payments which the agents, underwriters or dealers may be required to make in respect thereof. Agents, underwriters and dealers may be customers of, engage in transactions with, or perform services for Kelsey-Hayes, Perkins and/or Varity in the ordinary course of business.


                                 LEGAL MATTERS

  Certain legal matters with respect to the Securities and the Guarantees will be passed upon for Kelsey-Hayes and Varity by Cahill Gordon & Reindel (a partnership including a professional corporation), 80 Pine Street, New York, New York 10005 and for the underwriters by Andrews & Kurth L.L.P., 425 Lexington Avenue, New York, New York 10017.

                                    EXPERTS

  The consolidated financial statements and financial statement schedules of Varity and its subsidiaries as of January 31, 1994, and January 31, 1993, and for each of the years in the three year period ended January 31, 1994, are incorporated herein by reference to Varity's Annual Report on Form 10-K for the fiscal year ended January 31, 1994, in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*

  The following table sets forth an itemized statement of all estimated expenses to be paid in connection with the issuance and distribution of the securities being registered:

      Securities and Exchange Commission Registration Fee.......... $ 34,482.76
      Accounting Fees and Expenses.................................  185,000.00
      Legal Fees and Expenses......................................  250,000.00
      Printing and Engraving Expenses..............................  300,000.00
      Blue Sky Fees and Expenses...................................   15,000.00
      Trustees' Fees and Expenses..................................    6,000.00
      Miscellaneous................................................   14,517.24
                                                                    -----------
        Total...................................................... $805,000.00
                                                                    ===========

- --------
* Except for the Securities and Exchange Commission registration fee, all expenses are estimated.

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

 Kelsey-Hayes and Varity

  Each of Kelsey-Hayes and Varity, both Delaware corporations, is empowered by
Section 145 of the Delaware General Corporation Law, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in the defense of any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his or her being or having been a director or officer of Kelsey-Hayes or Varity, as the case may be. The statute provides that such indemnification is not exclusive of other rights or indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Certificate of Incorporation and Bylaws of each of Kelsey-Hayes and Varity provide that Kelsey-Hayes and Varity, respectively, shall indemnify its directors and officers to the full extent permitted by the Delaware General Corporation Law.

ITEM 16. EXHIBITS

  (a) Exhibits.

  The following Exhibits are filed as part of this Registration Statement:

    1.1 Form of Kelsey-Hayes Standard Underwriting Agreement Provisions for
         Debt Securities.
    1.2 Form of Varity Standard Underwriting Agreement Provisions for Debt
         Securities.
    1.3 Form of Kelsey-Hayes Agency Agreement.
    1.4 Form of Varity Agency Agreement.
    4.1 Form of Senior Indenture relating to Kelsey-Hayes Senior Debt
         Securities.
    4.2 Form of Subordinated Indenture relating to Kelsey-Hayes Subordinated
         Debt Securities.
    4.3 Form of Senior Indenture relating to Varity Senior Debt Securities.
    4.4 Form of Subordinated Indenture relating to Varity Subordinated Debt
         Securities.
    5.1 Opinion of Cahill Gordon & Reindel, special counsel to Kelsey-Hayes.
    5.2 Opinion of Cahill Gordon & Reindel, special counsel to Varity.
   12   Calculation of Ratio of Earnings to Fixed Charges for Varity.
   23.1 Consent of KPMG Peat Marwick LLP.
   23.2 Consent of Cahill Gordon & Reindel (included in Exhibits 5.1 and 5.2).
   24.1 Power of Attorney relating to Kelsey-Hayes (included on page II-4).
   24.3 Power of Attorney relating to Varity (included on page II-5).
   25.1 Form T-1 of Manufacturers and Traders Trust Company, as Trustee under the Kelsey-Hayes Senior Indenture.
   25.2 Form T-1 of Manufacturers and Traders Trust Company, as Trustee under the Kelsey-Hayes Subordinated Indenture.
   25.3 Form T-1 of Manufacturers and Traders Trust Company, as Trustee under the Varity Senior Indenture.
   25.4 Form T-1 of Manufacturers and Traders Trust Company, as Trustee under the Varity Subordinated Indenture.

ITEM 17. UNDERTAKINGS

  (a) The undersigned Registrants hereby undertake:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

  provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Varity pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (c) The undersigned Registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of Varity's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, KELSEY-HAYES CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN LIVONIA, MICHIGAN, ON JANUARY 20, 1995.

                                          Kelsey-Hayes Company

                                                /s/ E.J. Gulda
                                          By __________________________________
                                             NAME:  E.J. Gulda
                                             TITLE: President

                               POWER OF ATTORNEY

  Each person whose signature appears below appoints Neil D. Arnold, Kevin C. Shanahan and Kenneth L. Walker, and each of them, as his attorney-in-fact and agent, with full power of substitution and resubstitution, to sign and file with the Securities and Exchange Commission any amendments to this Registration Statement (including post-effective amendments) and to file with the Securities and Exchange Commission one or more supplements to any prospectus included in any of the foregoing, and generally to do anything else necessary and proper in connection therewith.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

            SIGNATURE                    TITLE                   DATE

         /s/ E.J. Gulda              President and          January 20, 1995
- ---------------------------------     Director (Principal
           E.J. GULDA                 Executive Officer)

        /s/ K.C. Shanahan            Vice President,        January 20, 1995
- ---------------------------------     Finance (Principal
         K. C. SHANAHAN               Financial Officer
                                      and Principal
                                      Accounting Officer)

         /s/ J.E. Utley              Chairman and           January 20, 1995
- ---------------------------------     Director
           J.E. UTLEY

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, VARITY CORPORATION CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN BUFFALO, NEW YORK, ON JANUARY 20, 1995.

                                          Varity Corporation

                                               /s/ Kenneth L. Walker
                                           By___________________________________
                                            NAME:  KENNETH L. WALKER
                                            TITLE: VICE PRESIDENT, LEGAL

                               POWER OF ATTORNEY

  Each person whose signature appears below appoints Neil D. Arnold, Kevin C. Shanahan and Kenneth L. Walker, and each of them, as his attorney-in-fact and agent, with full power of substitution and resubstitution, to sign and file with the Securities and Exchange Commission any amendments to this Registration Statement (including post-effective amendments) and to file with the Securities and Exchange Commission one or more supplements to any prospectus included in any of the foregoing, and generally to do anything else necessary and proper in connection therewith.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

            SIGNATURE                     TITLE                   DATE

       /s/ Victor A. Rice            Chairman of the        January 20, 1995
- ---------------------------------     Board, Chief
         VICTOR A. RICE               Executive Officer
                                      and Director
                                      (Principal
                                      Executive Officer)

       /s/ Neil D. Arnold            Senior Vice            January 20, 1995
- ---------------------------------     President and Chief
         NEIL D. ARNOLD               Financial Officer
                                      (Principal
                                      Financial Officer)

      /s/ Kevin C. Shanahan          Vice President,        January 20, 1995
- ---------------------------------     Controller
        KEVIN C. SHANAHAN             (Principal
                                      Accounting Officer)

      /s/ Vince D. Laurenzo          Vice Chairman of the   January 20, 1995
- ---------------------------------     Board and Director
        VINCE D. LAURENZO

     /s/ William A. Corbett          Director               January 20, 1995
- -------------------------------
       WILLIAM A. CORBETT

            SIGNATURE                        TITLE                     DATE

      /s/ Thomas N. Davidson            Director               January 20, 1995
- -----------------------------------
        THOMAS N. DAVIDSON

        /s/ Robert M. Gates             Director               January 20, 1995
- -----------------------------------
          ROBERT M. GATES

         /s/ Luiz F. Kahl               Director               January 20, 1995
- -----------------------------------
           LUIZ F. KAHL

       /s/ W. Darcy McKeough            Director               January 20, 1995
- -----------------------------------
         W. DARCY MCKEOUGH

      /s/ Sir Bryan Nicholson           Director               January 20, 1995
- -----------------------------------
        SIR BRYAN NICHOLSON

       /s/ Warren S. Rustand            Director               January 20, 1995
- -----------------------------------
         WARREN S. RUSTAND

      /s/ William R. Teschke            Director               January 20, 1995
- -----------------------------------
        WILLIAM R. TESCHKE

  /s/ The Hon. Robin H. Warrender       Director               January 20, 1995
- -----------------------------------
    THE HON. ROBIN H. WARRENDER

       /s/ Paul M. F. Cheng             Director               January 20, 1995
- -----------------------------------
         PAUL M. F. CHENG

                                 EXHIBIT INDEX

   EXHIBIT
   NUMBER                            DESCRIPTION
   -------                           -----------
     1.1   Form of Kelsey-Hayes Standard Underwriting Agreement
            Provisions for Debt Securities.
     1.2   Form of Varity Standard Underwriting Agreement Provisions for
            Debt Securities.
     1.3   Form of Kelsey-Hayes Agency Agreement.
     1.4   Form of Varity Agency Agreement.
     4.1   Form of Senior Indenture relating to Kelsey-Hayes Senior Debt
            Securities.
     4.2   Form of Subordinated Indenture relating to Kelsey-Hayes
            Subordinated Debt Securities.
     4.3   Form of Senior Indenture relating to Varity Senior Debt
            Securities.
     4.4   Form of Subordinated Indenture relating to Varity Subordinated
            Debt Securities.
     5.1   Opinion of Cahill Gordon & Reindel, special counsel to Kelsey-
            Hayes.
     5.2   Opinion of Cahill Gordon & Reindel, special counsel to Varity.
    12     Calculation of Ratio of Earnings to Fixed Charges for Varity.
    23.1   Consent of KPMG Peat Marwick LLP.
    23.2   Consent of Cahill Gordon & Reindel (included in Exhibits 5.1 and 5.2).
    24.1   Power of Attorney relating to Kelsey-Hayes (included on page
            II-4).
    24.3   Power of Attorney relating to Varity (included on page II-5).
    25.1   Form T-1 of Manufacturers and Traders Trust Company, as
            Trustee under the Kelsey-Hayes Senior Indenture.
    25.2   Form T-1 of Manufacturers and Traders Trust Company, as
            Trustee under the Kelsey-Hayes Subordinated Indenture.
    25.3   Form T-1 of Manufacturers and Traders Trust Company, as
            Trustee under the Varity Senior Indenture.
    25.4   Form T-1 of Manufacturers and Traders Trust Company, as
            Trustee under the Varity Subordinated Indenture.